Registration No. 333-

As filed with the Securities and Exchange Commission on May 30, 2007
______________________________________________________________________________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8

Registration Statement
Under
The Securities Act of 1933

                       NORTHWEST AIRLINES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of	41-1905580 (IRS Employer
incorporation or organization)	Identification No.)

2700 Lone Oak Parkway, Eagan, Minnesota 55121-1534 (Address of Principal Executive Offices including Zip Code)

2007 Stock Incentive Plan
(Full title of the plan)

Michael L. Miller
Vice President—Law and Secretary
Northwest Airlines Corporation
2700 Lone Oak Parkway
Eagan, Minnesota 55121-1534
                                                   (612) 726-2111
(Name, address and telephone number of agent for service)

Copy to: Gary J. Simon, Esq.
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004-1482
(212) 837-6000

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share (1)	21,333,248 shares	$27.00	$575,997,696	$17,683.13
(See footnotes on following page)

FOOTNOTES

(1)
Each share of Common Stock includes a related right (a “Right”) to purchase Series A Junior Participating Preferred Stock of the Company. The Rights are not exercisable or transferable apart from the Common Stock at this time, and accordingly, no independent value is attributable to such Rights.

(2)	This Registration Statement also relates to such indeterminate number of additional shares (and related Rights) as may be issuable pursuant to stock splits, stock dividends, or similar transactions.

(3)
The proposed maximum offering price per share of Common Stock and the proposed maximum aggregate offering price are calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The registration fee is based on a price of $27.00, which is the price at which the Common Stock is valued in connection with the Company’s emergence from bankruptcy on or about May 31, 2007.

EXPLANATORY NOTE

On September 14, 2005, Northwest Airlines Corporation (the “Company”) and 12 of its direct and indirect subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code, which we refer to as “Chapter 11,” in the United States Bankruptcy Court for the Southern District of New York, which we refer to as the “Bankruptcy Court.” Subsequently, on September 30, 2005, NWA Aircraft Finance, Inc., an indirect subsidiary of the Company, also filed a voluntary petition for relief under Chapter 11. We refer to the Company and such 13 subsidiaries collectively as the “Debtors.” The Bankruptcy Court is jointly administering these cases under the caption “In re Northwest Airlines Corporation, et al., Case No. 05-17930 (ALG).” On January 12, 2007, the Debtors filed with the Bankruptcy Court the Debtors’ Joint and Consolidated Plan of Reorganization Under Chapter 11.  On February 15, 2007, the Company filed with the Bankruptcy Court the First Amended Joint and Consolidated Plan of Reorganization under Chapter 11, which as amended or supplemented we refer to as the “Bankruptcy Plan.” On May 18, 2007, the Bankruptcy Court entered an order, which we refer to as the “Confirmation Order,” confirming the Bankruptcy Plan and the Bankruptcy Plan will become effective on May 31, 2007 (the “Effective Date”). On May 18, 2007 the Company’s Board of Directors adopted the Northwest Airlines Corporation 2007 Stock Incentive Plan (the “2007 Plan”) to become effective upon the Effective Date.

The Common Stock being registered pursuant to this Registration Statement is being issued under an Amended and Restated Certificate of Incorporation filed with the State of Delaware pursuant to the Bankruptcy Plan.

The financial information incorporated by reference into this Registration Statement reflects the historical consolidated results of operations and financial condition of the Company for the periods presented. That financial information does not reflect, among other things, any effects of the transactions contemplated by the Bankruptcy Plan or any fresh-start accounting, which the Company expects to adopt upon the Company’s emergence from bankruptcy. Thus, such financial information may not be representative of the Company’s results of operations or financial condition after the effective date of the Bankruptcy Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2007 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

1.         our Annual Report on Form 10-K for the year ended December 31, 2006 (filed March 16, 2007);
2.         our amendments to that Annual Report on Form 10-K filed on April 6, 2007 and April 30, 2007;
3.         our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (filed on May 9, 2007); and
4.         our Current Reports on Form 8-K dated January 12, 2007, January 23, 2007, February 16, 2007, March 14, 2007, March 16, 2007, March 29, 2007 (under Item 1.01), May 21, 2007, May 29, 2007 (under Item 8.01) and May 30, 2007.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any portion of such documents that are furnished under applicable SEC rules rather than filed) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Although incorporated by reference into this Registration Statement, the information contained in the Company’s Current Report on Form 8-K dated February 16, 2007 should not be considered or relied on in connection with the purchase of the Company’s common stock.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Certain matters relating to the validity of the shares of the Company’s Common Stock being registered hereby are being passed upon for the Company by Michael Miller, Vice President—Law of the Company. Mr. Miller will be eligible to participate in the 2007 Stock

Plan.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

In accordance with Section 102(b)(7) of the DGCL, the Restated Certificate of Incorporation of the Company provides that the directors of the Company shall not be personally liability to the Company or its stockholders for monetary damages for violations of their fiduciary duty, except (i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Restated Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

Article VIII of the Company’s bylaws, as amended and restated, provides for indemnification of the officers and directors of the Company to the full extent permitted by applicable law.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index

Item 9. Undertakings

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on this 30th day of May, 2007.

NORTHWEST AIRLINES CORPORATION

By:	/s/ Douglas M. Steenland
Name:	Douglas M. Steenland
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas M. Steenland
Douglas M. Steenland	President, Chief Executive Officer and Director (principal executive officer)	May 30, 2007
/s/ Neal S. Cohen
Neal S. Cohen	Executive Vice President and Chief Financial Officer (principal financial officer)	May 30, 2007
/s/ Anna M. Schaefer
Anna M. Schaefer	Vice President-Finance and Chief Accounting Officer (principal accounting officer)	May 30, 2007
/s/ Gary L. Wilson
Gary L. Wilson	Chairman of the Board of Directors	May 30, 2007
/s/ Ray W. Benning, Jr
Ray W. Benning, Jr	Director	May 30, 2007
/s/ Roy Bostock
Roy Bostock	Director	May 30, 2007

Signature	Title	Date
/s/ John Engler
John Engler	Director	May 30, 2007
/s/ Robert L. Friedman
Robert L. Friedman	Director	May 30, 2007
/s/ Doris Kearns Goodwin
Doris Kearns Goodwin	Director	May 30, 2007
/s/ Dennis F. Hightower
Dennis F. Hightower	Director	May 30, 2007
/s/ Jeffrey G. Katz
Jeffrey G. Katz	Director	May 30, 2007
/s/ George J. Kourpias
George J. Kourpias	Director	May 30, 2007
/s/ Frederic V. Malek
Frederic V. Malek	Director	May 30, 2007
/s/ Leo M. van Wijk
Leo M. van Wijk	Director	May 30, 2007
/s/ William S. Zoller
William S. Zoller	Director	May 30, 2007

EXHIBIT INDEX

Number	Description
3.1	Amended and Restated Certificate of Incorporation.
3.2	Amended and Restated Bylaws.
3.3	Certificate of Designations of Series A Junior Participating Preferred Stock of Northwest Airlines Corporation.
4.1
Rights Agreement, dated as of May 25, 2007, between Northwest Airlines Corporation and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Certificate of Designations for the Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights as Exhibit C. Incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed on May 30, 2007.

4.2	2007 Stock Incentive Plan. Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on May 29, 2007.
5.1	Opinion of Michael Miller, Vice President—Law of the Registrant.
23.1	Consent of Ernst & Young LLP.
23.3	Consent of Michael L. Miller (contained in Exhibit 5.1).